Exhibit 5.1

MCNAIR LAW FIRM, P.A. ATTORNEYS AND COUNSELORS AT LAW

THE TOWER AT 1301 GERVAIS	www.mcnair.net	POST OFFICE BOX 11390
1301 GERVAIS STREET		COLUMBIA, SOUTH CAROLINA 29211
COLUMBIA, SOUTH CAROLINA 29201		TELEPHONE (803)799-9800
FACSIMILE (803) 753-3219

August 28, 2008

Coastal Carolina Bancshares, Inc.

2305 N. Oak Street

Myrtle Beach, SC 29577

Re:                               Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Coastal Carolina Bancshares, Inc., a South Carolina corporation (the “Company”), in connection with the Company’s registration statement No. 333-152331 on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).  The registration statement covers the registration of 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”); (ii) rights to purchase up to 387,492 shares (the “Rights”) of Common Stock, to be issued to organizers, directors and consultants of the Company (collectively, the “Rightsholders”) pursuant to organizer/founder warrants, director warrants and consultant options; and (iii) the shares of Common Stock (the “Rights Shares”) to be issued upon exercise of the Rights.

In this capacity, we have examined originals or copies of the following documents:

(1)                                  the Registration Statement;

(2)                                  the form of organizer/founder warrant agreement filed as an exhibit to the Registration Statement;

(3)                                  the form of director warrant agreement filed as an exhibit to the Registration Statement;

(4)                                  the form of consultant option agreement filed as an exhibit to the Registration Statement (the forms of agreement identified in (2), (3) (4) are referred to, collectively, as the “Rights Forms”); and

(5)                                  a certificate from the Chief Executive Officer and the Chief Financial Officer of the Company dated as of the date hereof, certifying: (a) the articles of incorporation of the Company, as amended; (b) the bylaws of the Company; and (c) minutes of meetings and written

ANDERSON   •   BLUFFTON   •   CHARLESTON   •   CHARLOTTE   •   COLUMBIA   •   GEORGETOWN   •   GREENVILLE
•   HILTON HEAD ISLAND   •   MYRTLE BEACH

consents of the board of directors of the Company authorizing the Registration Statement and the offering of the Shares, the Rights and the Rights Shares and other matters pertinent thereto.

The opinions expressed herein are based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion letter.

In conducting our examination, we have assumed: (i) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or forms and the authenticity of the originals of such documents; and (ii) that an agreement or agreements (each a “Rights Agreement”) in the form(s) of one or more of the Rights Forms in all material respects will be executed and delivered by the Company and each Rightsholder to evidence and govern such Rightsholder’s rights and, when so executed and delivered, will be the valid and binding obligation of such Rightsholder.

Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that (A) the Shares and the Rights are duly authorized, (B) when the Shares are issued and delivered to investors as described, and in exchange for the consideration described, in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable; (C) when the Rights are issued and delivered to the organizers, founders, directors and consultants, all as described, and in exchange for the consideration described, in the Registration Statement, the Rights will be legal and binding obligations of the Company enforceable against the Company in accordance with the terms of the applicable Rights Agreement and (D) assuming that: (i) the Rights Shares are issued pursuant to the terms of Rights Agreements, (ii) the Company maintains an adequate number of authorized but unissued shares of Common Stock available for issuance to those persons who purchase Rights Shares and (iii) the consideration for the Rights Shares is actually received by the Company as provided in the applicable Rights Agreement, then the Rights Shares upon issuance will be duly and validly issued, fully paid and nonassessable.

The opinions set forth herein are limited in all respects to the laws of the State of South Carolina and the reported judicial decisions interpreting such laws, and we express no opinion concerning the laws of any other jurisdiction.

This firm hereby consents to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, this firm does not admit that it comes within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

The opinions expressed herein are limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.

A shareholder in this firm is an organizer of the Company, a proposed director of its proposed bank subsidiary, intends to subscribe for 25,000 Shares, and is expected to receive between 10,000 and 16,136 Rights as an organizer.

Very truly yours,

/s/ McNair Law Firm, P.A.